CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Income Securities Trust:

We consent to the use of our report dated January 23, 2015, with respect to the financial statements of the Federated Capital Income Fund and Federated Unconstrained Bond Fund, each a portfolio of Federated Income Securities Trust, as of November 30, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/KPMG

Boston, Massachusetts

January 23, 2015